UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

ACCENTURE SCA

(Exact name of Registrant as specified in its charter)

Luxembourg	000-49713	98-351796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46A, Avenue J.F. Kennedy

L-1855 Luxembourg

(Address of principal executive offices)

Registrant’s telephone number, including area code: (352) 26 42 35 00

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On August 27, 2009, Accenture SCA, through its Accenture International S.a.r.l. subsidiary, transferred 19,750,065 Accenture SCA Class III common shares to Accenture Ltd in exchange for an intercompany cash receivable in the amount of $ 693,622,282. The exchange was made in conjunction with the internal transfers of Accenture Ltd shares held by Accenture’s subsidiaries and used in connection with Accenture’s employee equity compensation programs, including shares delivered pursuant to outstanding options awards, grants of restricted share units and voluntary equity investment program share purchases under Accenture’s equity compensation plans, and that are held by Accenture’s subsidiaries. Those internal transfers were in turn made in connection with the restructuring transactions through which Accenture plc, a recently formed Irish company, replaced Accenture Ltd as Accenture’s top- tier holding company and the issuer of its publicly traded stock. The result of the transfers is that a subsidiary of Accenture plc now holds shares for use in conjunction with Accenture’s equity compensation programs as described above.

The Accenture SCA Class III common shares were transferred in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, on the basis that the transaction did not involve any public offering. Accenture SCA Class III common shares are convertible into Accenture SCA Class II common shares by a resolution of an extraordinary meeting of Accenture SCA’s shareholders. The conversion ratio is one Class III common share for 10 Class II common shares.

After June 26, 2009 (the date of Accenture SCA’s filing of its most-recent quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission) and prior to August 27, 2009 Accenture SCA and its subsidiaries transferred an additional 10,674,605 Accenture SCA Class III common shares to Accenture Ltd in unregistered transactions in connection with Accenture Ltd’s issuance of Accenture Ltd Class A shares pursuant to Accenture’s employee equity compensation programs. In aggregate, 30,424,670 Accenture SCA Class III common shares (including the 19,750,065 shares described above) have been transferred to Accenture Ltd since the filing of Accenture SCA’s Form 10-Q on June 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 2, 2009	ACCENTURE SCA, represented by its General Partner, Accenture Ltd, itself represented by its duly authorized signatory

/s/ Douglas G. Scrivner
Name: Douglas G. Scrivner